Exhibit 99.2

Longevity Biomedical Longer, Healthier Lives January 2023

Disclaimer

Basis of Presentation

This presentation (together with oral statements made in connection herewith, this "Presentation") is provided for informational purposes only and has been prepared to assist interested parties in making their own evaluation with respect to an investment in connection with a potential business combination and related transactions (the "Business Combination") between Longevity Biomedical, Inc. (the "Company") and Denali Capital Acquisition Corp. (the "SPAC") and for no other purpose. By accepting, reviewing, or reading this Presentation, you will be deemed to have agreed to the obligations and restrictions set out below.

No Representations and Warranties

The information contained herein does not purport to be all-inclusive and neither the Company nor the SPAC or any of their respective subsidiaries, stockholders, affiliates, representatives, control persons, partners, members, managers, directors, officers, employees, advisers or agents make any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this Presentation. This information is not intended as the basis of any investment decision and may not contain all of the information that a recipient may desire, and each recipient should perform its own independent investigation and analysis with respect to any investment decision. None of the Company, the SPAC or any other person are providing you with any legal, business, accounting and/or tax or other advice, and you should seek independent third party legal, regulatory, accounting and/or tax advice concerning the matters described herein, and, by accepting this Presentation, you confirm that you are not relying solely upon the information contained herein to make any investment decision. The recipient shall not rely upon any statement, representation or warranty made by any other person, firm or corporation in making its investment decision in connection with the Business Combination. SPAC and Company assume no obligation to update the information in this Presentation. Each recipient also acknowledges and agrees that the information contained in this Presentation (i) is preliminary in nature and is subject to change, and any such changes may be material, (ii) should not be assumed to be complete or to constitute all the information necessary to adequately make an informed decision regarding a potential investment in the Company, and (iii) should be considered in the context of the circumstances prevailing at the time and has not been, and will not be, updated to reflect material developments which may occur after the date of this Presentation. To the fullest extent permitted by law, in no circumstances will the SPAC or Company or any of their respective subsidiaries, stockholders, affiliates, representatives, control persons, partners, members, managers, directors, officers, employees, advisers or agents be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this Presentation, its contents, its omissions, reliance on the information contained within it or on opinions communicated in relation thereto or otherwise arising in connection therewith. In addition, this presentation does not purport to be all-inclusive or to contain all of the information that may be required to make a full analysis of the proposed Business Combination, the Company or the SPAC. The general explanations included in this presentation cannot address, and are not intended to address, your specific investment objectives, financial situations or financial needs.

The information contained in this Presentation has been prepared or obtained by the Company and the SPAC from their books and records and other sources that the Company and the SPAC believe to be reasonably accurate and reliable. Neither the SPAC nor Company has independently verified the data obtained from these sources and cannot assure you of the reasonableness of any assumptions used by these sources or the data's accuracy or completeness. However, such information necessarily incorporates significant assumptions and estimates including, but not limited to, projections and other statements that involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company or the industry in which it operates to differ materially from any future results, performance or achievements implied by such statements.

There can be no assurance that (i) the Company has correctly identified or assessed all of the factors affecting its business or the extent of their likely impact, (ii) the publicly available information on which the Company's analysis is based is complete or accurate, (iii) the Company's analysis is correct or (iv) the Company's strategy, which is based in part on this analysis, will be successful. The reader of this Presentation should not rely only on this Presentation and should take care to evaluate the Company's business and prospects based on its own assessment of the risks and opportunities facing the Company and on such information from other sources that the reader deems to be accurate and reliable.

Unless otherwise indicated, the information contained herein is believed to be accurate as of the date on the front cover and no representation or warranty is made as to its accuracy except to the extent contained in definitive documentation. This Presentation contains certain performance and statistical information. Past performance does not guarantee future results. There can be no assurance that the Company will achieve comparable results or will be able to avoid losses.

2

Disclaimer (contd.) 3 No Offer or Solicitation This Presentation shall not constitute a “solicitation” as defined in Section 14 of the Securities Exchange Act of 1934, as a men ded. This Presentation and any oral statements made in connection with this Presentation do not constitute an offer to sell, or a solicitation of an offer to buy, or a recommendation to purchase, any securities in any jurisdiction, or sell any securities, investment or other specific product, or a solicitation of any vote, consent or approval in any jurisdiction in connection with the Business Combination or any related transaction, nor sha ll there be any sale, issuance or transfer of any securities, investment or other specific product in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualificatio n u nder the securities laws of any such jurisdiction. This Presentation does not constitute either advice or a recommendation regarding any securities. INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORI TY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE POTENTIAL BUSINESS COMBINATION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HE REI N. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PROSPECTIVE INVESTORS MUST RELY SOLELY ON THEIR OWN EXAMINATION OF A POTENTIAL INVESTMENT IN THE COMPANY OR THE SPAC AND THE TER MS OF THE DEFINITIVE DOCUMENTATION, INCLUDING THE MERITS AND RISKS INVOLVED, AND NOT ON ANY INFORMATION OR REPRESENTATION MADE OR ALLEGED TO HAVE BEE N MADE HEREIN OR OTHERWISE. Cautionary Note Regarding Forward - Looking Statements This Presentation contains “forward - looking” statements within the meaning of the Private Securities Litigation Reform Act of 19 95. Forward - looking statements herein generally relate to future events or the future financial or operating performance of the Company, the SPAC or the combined company expected to result from the Business Comb ina tion (the “Combined Company”). For example, information concerning projections of future financial performance of the Company or the Combined Company, the Combined Company’s business strategie s, future operations, future financial position, future revenue, projected costs, liquidity, prospects, plans, objectives of management and expected market growth are forward - looking statements. These statemen ts generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem ,” “seek,” “future,” “outlook,” “target,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not fo rward - looking.. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expe cte d future developments and other factors it believes are appropriate in these circumstances. As you read and consider this Presentation, you should understand that these statements, including the estimates, forecasts and ass umptions contained herein, are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect the Combined Company’s actual financial results and could cau se actual results to differ materially from those expressed in the forward - looking statements. These forward - looking statements are subject to a number of risks and uncertainties, as set forth in the slide entit led “Summary of Risk Factors” in the appendix to this Presentation, those set forth in the section entitled “Risk Factors” and “Special Note Regarding Forward - Looking Statements” in SPAC’s Quarterly Reports on Form 10 - Q for the quarter ended June 30, 2022 and September 30, 2022, respectively, and in those documents that SPAC has filed, or will file, with the SEC. These risks and uncertainties include, without limitation , r isks related to the Company’s strategies and its ability to develop and monetize the businesses and technologies that it plans to acquire; the ability to complete the proposed Business Combination due to the fa ilu re to obtain approval from the SPAC’s shareholders or satisfy the other closing conditions in the definitive merger agreement between the SPAC and the Company; the amount of any redemptions by the SPAC’s s har eholders; the ability to recognize the anticipated benefits of the Business Combination, and other risks and uncertainties included in the “Summary of Risk Factors” included as an appendix to this Pres ent ation and as may be included in the SPAC’s other filings with the SEC; and the other factors disclosed in this Presentation. If any of these risks materialize or our assumptions prove incorrect, actual results cou ld differ materially from the results implied by these forward - looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that neither the SPAC nor Company presently kno w o r that SPAC and Company currently believe are immaterial that could also cause actual results to differ from those contained in the forward - looking statements. In addition, forward looking statements reflect SPAC’s and Company’s expectations, plans or forecasts of future events and views as of the date of this Presentation. SPAC and Company anticipate that subsequent events and developments will cause SPAC’s and Comp any ’s assessments to change. However, while SPAC and Company may elect to update these forward - looking statements at some point in the future, SPAC and Company specifically disclaim any obligation to do so. These forward - looking statements should not be relied upon as representing SPAC’s and Company’s assessments as of any date subsequent to the date of this Presentation. Accordingly, undue reliance shou ld not be placed upon the forward - looking statements. All forward - looking statements attributable to the Company, the SPAC or persons acting on behalf of either the Company or the SPAC are expressly qualified i n t heir entirety by the foregoing cautionary statements .

3

Disclaimer (contd.) 4 Use of Projections This Presentation contains projected financial information with respect to the Company, namely the information regarding the Deal Structure and Illustrative Sources & Uses on page 6 of this Presentation . Such projected financial information constitutes forward - looking information and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results . The projections, estimates and targets in this Presentation are forward - looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond SPAC’s and the Company’s control . See “Forward - Looking Statements” above . The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, regulatory, research and development, competitive, technological and economic factors and other risks and uncertainties as described in the “Summary of Risk Factors” that could cause actual results to differ materially from those contained in such projections, estimates and targets . The inclusion of projections, estimates and targets in this Presentation should not be regarded as an indication that SPAC and the Company, or their representatives, considered or consider the financial projections, estimates and targets to be a reliable prediction of future events . Neither the independent auditors of SPAC nor the independent registered public accounting firm of the Company has audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this Presentation, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this Presentation . Important Information for Investors and Stockholders The Business Combination will be submitted to shareholders of the SPAC for their consideration and approval at a special meeting of shareholders . The SPAC and the Company will prepare a registration statement on Form S - 4 (the “Registration Statement”) to be filed with the SEC by the SPAC, which will include preliminary and definitive proxy statements to be distributed to the SPAC’s shareholders in connection with the SPAC’s solicitation for proxies for the vote by the SPAC’s shareholders in connection with the Business Combination and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to the Company’s shareholders in connection with the completion of the Business Combination . After the Registration Statement has been filed and declared effective, the SPAC will mail a definitive proxy statement and other relevant documents to its shareholders as of the record date established for voting on the Business Combination . The SPAC’s shareholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the definitive proxy statement/prospectus, in connection with the SPAC’s solicitation of proxies for its special meeting of shareholders to be held to approve, among other things, the Business Combination, because these documents will contain important information about the SPAC, the Company and the Business Combination . Shareholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the Business Combination and other documents filed with the SEC by the SPAC, without charge, at the SEC’s website located at www . sec . gov . or by directing a request to Denali Capital Acquisition Corp . , 437 Madison Avenue, 27 th Floor, New York, New York 10022 . The SPAC and the Company and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of the SPAC’s shareholders in connection with the Business Combination . Investors and security holders may obtain more detailed information regarding the SPAC’s directors and executive officers in the SPAC’s filings with the SEC . Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the SPAC’s shareholders in connection with the Business Combination, including a description of their direct and indirect interests, which may, in some cases, be different than those of the SPAC’s shareholders generally, will be set forth in the Registration Statement . Shareholders, potential investors and other interested persons should read the Registration Statement carefully when it becomes available before making any voting or investment decisions . This Presentation is not a substitute for the Registration Statement or for any other document that the SPAC may file with the SEC in connection with the Business Combination . INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION . Investors and security holders may obtain free copies of other documents filed with the SEC by the SPAC through the website maintained by the SEC at http : //www . sec . gov . Changes and Additional Information in Connection with SEC Filings The information in this Presentation has not been reviewed by the SEC and certain information, such as financial measures referenced herein, may not comply in certain respects with SEC rules . As a result, the information in the Registration Statement may differ from this Presentation to comply with SEC rules . The Registration Statement will include substantial additional information about the Company and SPAC not contained in this Presentation . Once filed, the information in the Registration Statement will update and supersede the information presented in this Presentation .

4

Denali Capital Acquisition Corp. 5 Purpose ▪ Denali Acquisition Corp. (“DECA”) is a Nasdaq - listed special purpose acquisition company(“SPAC”) that completed a $82.5M IPO on April 7, 2022. Competitive Advantages ▪ Experienced management and board with deep network of relationships, unique industry experience and strong deal sourcing capabilities. Focus – Key Industry Characteristics ▪ Compelling long - term growth ▪ Attractive competitive dynamics ▪ Consolidation opportunities ▪ Low risk of technological obsolescence Lei Huang Chief Executive Officer Patrick Sun Chief Financial Officer ▪ Serves as Chief Executive Officer of US Tiger Securities, Inc . and former Board Member of UP Fintech Holding Limited (Nasdaq: TIGR) ▪ Former Chief Executive Officer at Haitong Securities USA LLC, Chief Compliance Officer, and Operation Manager at CICC US Securities, Inc. from 2010 to 2018 ▪ Former Compliance Officer at Morgan Stanley, Lehman Brothers, and Barclays ▪ Serves as Chief Financial Officer at Lake Crystal Energy LLC, an oil and gas company, since 2020 ▪ Former Vice President and E&P Analyst at Seaport Global Group LLC, a full - service investment bank from 2014 to 2019 ▪ Former Vice President of The Pacific Securities Co., Ltd, a Chinese investment bank and brokerage firm from 2008 to 2012 Ideal target

5

Transaction Overview

Deal Structure

SPAC Merger

- Longevity and Denali Capital Acquisition Corp ("DECA") have negotiated a definitive business combination agreement for a SPAC merger
- Longevity will acquire Aegeria Soft Tissue LLC, Cerevast Medical, Inc and Novokera LLC pursuant to contribution and exchange agreements immediately prior to the closing of the business combination with DECA
- Longevity pre-money valuation of $128M
- 100% rollover from Longevity existing shareholders
- Transaction expected to close in Q2 2023

Transaction Value

- $245.8M in aggregate estimated proceeds from DECA's trust account[1] , Longevity equity rollover, convertible promissory notes and anticipated equity financing[2]
- Implied combined company pro forma equity value of approximately $204.4M[1,2]
- Targeted equity financing of $30M[2]

Use of Proceeds

- Phase 2 study for Reflow RVO®for retinal vein occlusion
- Complete preclinical/formulation study for Cornea Transplant Program, BIO-CorneaTM
- Complete Phase 2 and initiate Phase 3 study for Soft Tissue contouring, AAT101
- Phase 3 study for Ischemic Stroke, AurevaTM Pulse

Illustrative Sources & Uses

Sources ($M)	
Cash in Trust[1]	$85.4
Longevity Equity Rollover	$128.0
Proposed Equity Financing[2]	$30.0
Convertible Promissory Notes[3]	$2.4
Total Sources	**$245.8**

Uses ($M)	
Longevity Equity Rollover	$128.0
Cash to Balance Sheet	$108.8
Transaction Expense[4]	$9.0
Total Uses	**$245.8**

Illustrative Pro Forma Ownership[5]


11.3%
31.0%
9.7%
48.1%
DECA Public Shareholder
DECA Sponsor
Longevity Shareholder
PIPE Investor

(1) Assumes 0% redemptions by DECA public shareholders; as of January 25, 2023, approximately $85.4M remains outstanding in the trust account.
(2) Target equity financing of $30M.
(3) As of January 2023, an aggregate of $2.45m convertible promissory notes were issued, which will be converted into equity securities of Longevity immediately prior to the closing (but the principal amount is subject to potentially increase before the business combination closing).
(4) Estimate; includes deferred IPO underwriters' fee payable upon consummation of the business combination, professional services fees including legal, accounting and audit, IR/PR fees, Fairness Opinion fees and D&O insurance tail-end coverage premium, and estimated debt payoff of approximately $1.3m (but subject to change).
(5) Of common stock, excluding diluted shares (warrant and any potential new awards under any combined company new equity incentive plan).

6

Longevity Biomedical We are building a fully - integrated biopharmaceutical company focused on the advancement of new technologies across therapeutics, monitoring, and digital health that aim to restore tissue form and function for increasing health span. Our Mission Become the leading provider of products and services to help people live longer, healthier lives.

7

8 • The global population of people ages 65 and above, has doubled in the last 25 years from 392 million in 1997 to 758 million in 2021 1 • T he global longevity therapy market was $251.1 billion in 2020 and is expected to grow to $44.2 billion by 2030 2 The demand for longevity - related products and services is expected to increase as the aging population continues to expand Longevity Biomedical aims to assist customers in identifying and gaining access to products and services that help them live longer healthier lives Increasing Demand for Longevity - Related Products & Services

8

Degradation of Tissue Form and Function Is a Key Hallmark of Aging Restoration of Tissue Structure Can Improve Health Span Digital health platforms and monitoring LBI Therapeutics Healthy tissue Functional matrix Healthy vascular supply Reduced inflammation Aging Tissue Increased fibrosis Reduced vascularity Increased Inflammation Ophthalmology Cardiovascular Soft Tissue Neurology 9

9

Longevity Biomedical – Interventions to Increase Health Span • Advancing solutions across well - defined areas of chronic age - related conditions associated with degeneration of tissue form and function – beginning with therapeutics across: • Ophthalmology • Soft - Tissue Reconstruction / Repair • Cardiovascular Disease • Late - stage clinical pipeline, patented treatments • Reflow RVO® for retinal vein occlusion: Phase 2 (IDE cleared) • BIO - Cornea TM for corneal blindness: Pre - clinical • AAT101 for tissue contouring: Ongoing Phase 2 trial • Aureva TM Pulse for ischemic stroke: Phase 3 (IDE cleared) • De - SPAC targeted to close in Q2 2023 • Targeting a $30M PIPE in conjunction with de - SPAC transition • Use of Proceeds: • Reflow RVO® (LBI - 001) : $3.0 million (completion of Phase 2 clinical study) • BIO - Cornea TM (LBI - 002) : $1.0 million (completion of formulation and pre - clinical studies) • AAT101 (LBI - 101): $1.5 million (completion of Phase 2 and initiate Phase 3 clinical study) • Aureva TM Pulse (LBI - 201): $7.5 million (completion of Phase 3 clinical study) • R&D and G&A staffing and other operating expense: $15.0 million • Public Company expenses: $5.0 million 10 Limited capital investment to reach significant, near - term development milestones

10

Management Team

Seasoned management team with track record of developing and commercializing novel technologies



Bradford Zakes
President & Chief Executive Officer

- 30+ years of experience across pharma, biotech, medtech
- CEO, Cerevast Medical, Inc.
- CEO, ImaRx Therapeutics, Inc.
- GSK
- ICOS Corporation



Brenda Sparks
Chief Financial Officer

- 20+ years of experience in financial management in public and private companies including:
- Resonant, Inc. (Nasdaq: RESN)
- Cancer Prevention Pharmaceuticals, Inc.
- SynCardia Systems, Inc.
- Myriad RBM, Inc.
- ImaRx Therapeutics, Inc.



Francesco Curra, Ph.D.
Chief Technology Officer

- 20+ years of experience in academia and private sector R&D in ultrasound imaging, high-intensity focused ultrasound ("HIFU"), tissue bioeffects\Developed state-of-the-art 3D models for HIFU therapy



Anthony Lee
Chief Operations Officer

- 26+ years of experience in medical devices
- President, NovoKera, LLC
- President, Eyegenix, LLC
- Head of R&D, Coalescent Surgical, Inc.



Andrew Leo
Chief Quality Officer

- 30+ years of experience in quality and regulatory affairs
- Cerevast Medical, Inc.
- Sonus Pharmaceuticals, Inc. (Nasdaq: SNUS)
- Brigham and Women's Hospital



Yuquan Wang
Chairman

- Founder, Haiyin Capital
- Board Appointments:
  - Soft Robotics, Inc.
  - Wicab, Inc.
  - Cerevast Medical, Inc.
  - Frost & Sullivan, Inc.
  - T4Game Beijing Information Technology Co Ltd.
  - Hanson Robotics Limited

LONGEVITY BIOMEDICAL

11

Diversified, Late - Stage Clinical Pipeline to Address Degeneration of Tissue Form and Function Candidate Indication Technology Discovery Formulation and Preclinical Phase 1 Phase 2 Phase 3 LBI - 001 Retinal Vein Occlusion IV Microspheres + Ultrasound LBI - 002 Corneal Blindness Biosynthetic Implant LBI - 101 Soft Tissue Reconstruction Injectable Biologic LBI - 201 Ischemic Stroke Therapeutic Ultrasound LBI - 202 Stroke Rehab & Recovery Therapeutic Ultrasound LBI - 203 Post - Thrombectomy Emboli Clearance Therapeutic Ultrasound Soft Tissue Reconstruction & Repair Ophthalmology Cardiology 12

12

Ophthalmic Therapeutic Solutions • Retinal Vein Occlusion • Corneal Blindness

13

Retinal Vein Occlusion (RVO) Overview • Second most common retinal vascular disease and a significant cause of blindness worldwide 3,4 • Current treatment option is anti - VEGF • Limited therapeutic effect addressing only angiogenesis and associated edema 3, 4 • “Stroke of the eye” • Vessel occlusion that slows or stops proper venous drainage from the retinal tissue • Progressive vision loss leading to complete blindness if untreated Medical Need RVO Facts 14

14

Limitation of Anti-VEGF as Stand-Alone Therapy for RVO

Absence of proper retinal drainage results in progressive vision impairment over time

- Ranibizumab (Lucentis)
- Afibercept (Eyelea)
- Bevacizumab (Avastin)

Highly effective at reducing angiogenesis and associated edema, but does not restore blood flow in occluded retinal vein(s)

Anti-VEGF Stand-Alone Treatment


~60%

Patients w/ 3-line Improvement Visual Acuity[5]


22%

Patients w/ 3-line Improvement Visual Acuity (year 5)[6]


>25%

Discontinue After Initial Injection[7]

Current Therapy

Monthly eye injections of anti-VEGF Drugs

Treatment Limitations

Targets Disease Management, Not Disease Resolution

Patient / Payor Impact

High Disease Management Costs, Low Patient Compliance

Optimal therapy requires restoration of venous flow AND reduction of angiogenesis/edema

15

LBI-001: Microspheres with Ultrasound for RVO

Cavitation of IV perflutren lipid microspheres with non-invasive, image-guided ultrasound to restore blood flow in occluded retinal veins


Perflutren Lipid Microsphere
Phospholipid shell
Gas core
DPPA
DPPC
DPPE
Octafluoropropane



Microsphere Characteristics

- **Intravenously Administered in Saline**: 2 vials in 100 ml of saline
- **1.1-3.3 µm In Diameter:** Small size enables microspheres to pass through occlusion in the retinal vein(s)
- **Acoustically Active:** Ultrasound induces pressure fluctuations, resulting in microsphere cavitation to disrupt retinal vein occlusion and restore proper venous flow
- **Preliminary Evidence of Safety:** Lipids metabolized by the liver & gas exhaled through the lungs

Ocular Ultrasound Device

- **Dual imaging & therapeutic functionality**
  - Facilitates immediate clot imaging with simultaneous multi-focus targeting
  - Pre-selected application-specific therapeutic pulses
  - User-controlled therapy protocols
- **Powerful and Broad Utility:**
  - 128 independent ultrasound channels
  - 0.1-15 MHz bandwidth
- **Ease of Use:** Comparable to standard commercial diagnostic imaging systems

LONGEVITY BIOMEDICAL
16

LBI - 001 Mechanism of Action Ultrasound - Induced Microsphere Cavitation 3 Retinal Vein Occlusion 1 Intravenous Microsphere Introduction 2 Restoration of Blood Flow 4 Microsphere at Rest Microspheres stable in circulation Small size facilitates clot penetration 3 m At Rest 1 Microsphere Cavitation in the Presence of Ultrasound • Acoustic pressure fluctuations induce microspheres to expand & contract (cavitation) Expansion & Contraction Cycle 2 • Microspheres breakdown in circulation: gas exhaled via respiration and lipids metabolized by liver Fragmentation & Dispersion 3 17

17

LBI-001 Preclinical Data Demonstrates Clear Reperfusion In RVO Animal Model

Angiographic Confirmation (rabbit model)

- Laser-induced photothrombosis to establish complete BRVO
- Reperfusion assessed via fluorescein angiography
- Tx duration: 30 - 45 minutes

Tx Group	Immediate Reperfusion (30-45 min)	Late Reperfusion (48 hrs)
Ultrasound + microspheres (n=16)	50%	93%
Ultrasound + Saline (n=6)	0%	33%
Control (n=6)	0%	0%

Before Treatment



One week after laser occlusion- Arrow shows complete occlusion of retinal vessel

After Treatment



Same day after treatment- Arrow shows clear reperfusion in previously occluded retinal vessel

LONGEVITY BIOMEDICAL

18

LBI - 001 Phase 1 Data Supports Safety Profile and Improvements in Key Measurements • Retinal vein occlusion diagnosed within previous 24 months • Active treatment only (ultrasound + microspheres) • Single treatment, 6 month study duration No unexpected safety issues identified with positive trend on all efficacy endpoints Best Corrected Visual Acuity (BCVA) Retinal Edema Intraocular Pressure + 10.8 Letters - 68.4 Microns - 3.0 mm Hg First - In - Man Safety Study (n=8; 6 BRVO) 19

19

Corneal Blindness Overview and Unmet Need Corneal blindness results from damage to the human cornea over time Causes of Cornea Damage: • Infection and inflammatory diseases • Eye injuries or complications from cataract surgeries • Genetics Limitation Unmet Need Reliant on the supply of human donor tissue, which is in short supply and of uncertain quality Global market is 90% underserved 8 Patients require lifelong immunosuppression to combat transplant rejection Immunosuppressive regimes are onerous and costly, and negatively impact patients’ quality of life Rejection rates are high even with immunosuppressive regimes 9 Rejection in up to 20% of adults & 50% of children Retransplant Rejection up to 40% Multiple Graft Failures Initial Transplant Repeated Transplants No Viable Medical Recourse Healthy eye Corneal Blindness 20

20

LBI - 002 Biosynthetic Cornea for Corneal Transplant • Derived from collagen • Optical properties of human tissue • Nerve regeneration and epithelial growth • Can be laser sculpted and refracted Advanced Biosynthetic Cornea Offers Potential Significant Advantages Over Existing Treatment Options 21

21

22 Indication % of Transplants AlphaCor / KPro / Keramed / Flexicornea AmnioGraft Human Donor Cornea Bio - Cornea Post Cataract 16% Keratoconus 20% Fuch’s Dystrophy 9% Regraft 16% Double Regraft 2% Other Dystrophies 13% Microbial Infections 3% Mechanical Trauma 3% Congenital Opacities 2% Post - Refractive Surgery 0.2% Low Efficacy High Efficacy LBI - 002 Has Potential To Address Key Transplant Indications Superficial wounds Superficial wounds

22

Supportive Human Clinical Data from Gen 1 DALK Program 23 • 16 patients treated • Published data on both long - term efficacy and safety • No rejection (vs. up to 30% in human donor transplants) • All patients were legally blind before, and mean corrected visual acuity after the procedure was 20/54 • Nerve and stromal cells approximate healthy human corneas • Evidence of safety as an alternative to human donor organ transplantation Biosynthetic cornea is clinically validated in humans for blindness Study Location # Patients Mean Follow Up Surgery Performed Indications Ukraine, India 10 6 4 years Deep Anterior Lamellar Keratoplasty (DALK) Infection, Burns, Ulcerations  Sweden 11 10 10 years Deep Anterior Lamellar Keratoplasty (DALK) Keratoconus Trauma Implant stable after 4 years, 10 year follow up completed

23

Soft Tissue Reconstruction / Repair • Autologous Fat Grafting Substitute

24

LBI - 101 Technology Overview WORLD CLASS SCIENCE AND CLINICAL TEAM - Johns Hopkins Science, Technology, and Clinical Experience - Strong IP licensed from JHU - Leading the field of regenerative immunology INNOVATIVE PRODUCT - Off - the - shelf Adipose Allograft (LBI - 101) - Acellular adipose tissue biomaterial (AAT) mimics native fat - Potentially addresses barriers of autologous fat grafting - Designed to create a permanent tissue replacement - Research on how to stimulate tissue growth - Materials to stimulate natural tissue development - Fat grafting is growing as it provides a “natural” tissue replacement - Fat tissue not always available - Often variable results - Requires harvest surgery - Large market but not a permanent solution - Foreign body response - Not a solution for larger defects Off - the - shelf adipose biomaterial Tissue development Fat grafting (AFT) Fillers 25

25

Target Product Profile • An off - the - shelf substitute for autologous fat grafting • Adipose matrix that mimics autologous fat with clinically validated regenerative immunomodulatory properties • Clinically exhibits regenerative properties that may lead to permanent tissue replacement • Ease of injection – similar to synthetic fillers • Terminally sterilized and packaged in ready - to - use syringes • Consistent product quality and handling characteristics • Biocompatible approach reduces risk of foreign body response that occurs with synthetics • Can be processed into multiple forms • Issued and pending patents Potential tissue replacement solution for treatment of soft tissue defects, reconstructive surgery and aesthetics LBI - 101 Product Characteristics 26

26

LBI - 101 Clinical Applications and Market Therapeutic Area Clinical Application Annual Procedures Trauma  Burn / Scar 40,000+ hospitalizations/yr 12 Oncology / Plastic and Reconstructive Surgery  Lumpectomy / Breast Reconstruction / Radiation Damage 364,753 13 Plastic Surgery / Dermatology  Facial Rejuvenation (soft tissue fillers only) 1.9M 13 Plastic Surgery Gluteal Augmentation (implants and fat grafting) 61,387 13 Plastic Surgery / Dermatology Fat injection in face 39,129 13 AFT is used to correct large and small defects resulting from medical disorders, trauma and surgery LBI - 101 PROVIDES FAT GRAFTING OFF THE SHELF 27

27

LBI - 101 Multiple Preclinical Studies Support Biocompatibility and Efficacy • Stimulates adipogenesis of stem cells in vitro • Maintains injection volume and can be combined with cell therapies (rodent) • Stimulates adipose formation in vivo and comparable volume maintenance to fat grafting without cyst formation • Large animal (swine) implants support high volume injections (total 100cc, 20cc increments) 28

28

LBI - 101 Phase 1 Clinical Trial Supports Safety and New Tissue Development Study Title Population Sample Size Injection Volume End Points A Phase 1 Open - Label Study Evaluating the Safety of Acelular Adipose Tissue (AAT), A Novel Soft Tissue Reconstruction Solution In Healthy Volunteers Healthy Men & Women, 18 - 65 Years of Age Treatment Group (n=8) Up to 4 ml injection per subject - Incidence and rate of adverse events - Panel Reactive Antibody (PRA) results - Assessment of tolerability through participant - reported comfort and physician - reported ease - of - use - Pathology assessment Stem cell migration into implant (CD34+) Vascular development (CD31) 18 weeks Two weeks Four weeks Six weeks Increasing cell migration into implant 29

29

LBI - 101 Phase 2 Dose Escalation Clinical Study (Ongoing) Initial Injection Volume Dose Escalation* Physician Report Satisfied with ease of use, naturalness and softness Participant Report Very satisfied with naturalness and smoothness Image guided biopsy supports safety and new tissue growth Imaging method developed for volume monitoring Volume 30 • Phase 2: Additional injection allowed up to 40cc total AAT injection volume • Phase 1: 7 patients received 2cc injection volume and 1 subject received 4cc 20cc 10cc 4cc 2cc Phase 1 Phase 2 5 Patients Group 1 5 Patients Group 2 5 Patients Group 3 Up to 4cc total injection volume **

30

Cardiovascular • Ischemic Stroke

31

Acute Ischemic Stroke Overview 32 • Third leading cause of death worldwide 15 • Global incidence of 16.9 million cases • Over 5.5 million deaths annually • Leading cause of death in people > 60 years of age • Leading cause of long - term disability • 25% lifetime risk for individuals >25 years old • Caused by a blood clot or blockage to one or more arterial vessels in the brain • Red blood cells unable to deliver oxygen to critical regions of the brain • Results in the death of brain cells (neurons) • During each minute of a stroke 14 : • 1.9 million neurons die • 14 billion synapses lost • 7.5 miles of myelinated fibers irreversibly destroyed • Inability to rapidly restore blood - flow results in brain damage and long - term disability Medical Need Cause

32

Limited Treatments for Acute Ischemic Stroke 33 • Tissue Plasminogen Activator (tPA) • Only approved drug for the treatment of ischemic stroke • Intravenous clot - dissolving drug • Front - line therapy at majority of stroke treating hospitals • Only effective in 15 - 20% of large vessel occlusions (LVO) cases 16,17 • Mechanical Thrombectomy • Surgical treatment to mechanically remove the blood clot in the brain • Requires specialized facilities and trained medical staff • Effective at treating LVO strokes • Performed in < 10% of hospitals world - wide 18 FDA Approved Treatments

33

LBI - 201: Potential Therapeutic Ultrasound Treatment for Ischemic Stroke 34 Target Product Profile • Delivers therapeutic ultrasound to the brain • Ultrasound generates acoustic streaming effect to break - up clot and restore blood flow • Used in combination with IV thrombolytic therapy • Addresses current treatment gap for LVO stroke patients that present at hospitals without capabilities to perform mechanical thrombectomy • Portable design enables treatment to be administered during transport to comprehensive stroke centers • Proprietary transducer technology • Targets ultrasound delivery to confirmed region of vessel occlusion • Safe and easy to use • Non - invasive • No ultrasonography expertise required • No increase in bleeding risk 19,20,21 Designed for rapid deployment in the emergency room and during ambulance transfer to comprehensive stroke center

34

LBI-201 Has Potential to Double the Effect of Current Therapy

First-Line Treatments For Large Vessel Occlusions

Standalone tPA Administration vs. **LBI-201 + tPA**


VS.

15-20% Recanalization

~40% Recanalization

Aureva™ Pulse Impact

- Early blood vessel reperfusion offers opportunity to limit brain damage
- **Every minute post-stroke results in loss of:**
  - 2 million brain cells
  - 14 billion neuronal synapses
  - 7.5 miles of myelin sheaths
- Aureva Pulse offers improved tPA efficacy intended to promote early reperfusion in large vessel occlusions
- Aureva Pulse potentially provides better treatment option to LVO patients without immediate thrombectomy access

Potentially improving first-line stroke treatment for patients with large vessel occlusions

LONGEVITY BIOMEDICAL

35

36 LBI - 201 Mechanism of Action Mechanism Of Ultrasound Increased Permeability of Thrombus • Ultrasound disaggregates fibrin clusters into multiple thinner strands • Increases the number of exposed locations where lysis can occur • tPA is more effectively able to penetrate the thrombus Acoustic Streaming At Site Of Occlusions • Radiation force increases fluid flow & local mixing • Stimulates new tPA - catalyzed reactions, refreshes the enzyme population & increases enzyme penetration Fibrin strands – no ultrasound Fibrin strands in the presence of 2 MHz ultrasound Fibrin provides structural matrix of blood clot Non - ultrasound vs. Ultrasound Comparison Increased Permeability of Thrombosis

36

LBI - 201 Phase 2 Data Demonstrated Significant Recanalization of Thrombosis in Stroke Patients 37 CLOTBUST HF 1 Healthy Volunteers (n=15) Ultrasound Only Complete Recanalization NA 0% CLOTBUST HF 2 Stroke Patients (n=20) Single Arm : Ultrasound + tPA CLOTBUST ER 1 Stroke Patients (n=676) Randomized: Ultrasound + tPA vs tPA Symptomatic Intracranial Hemorrhage ( sICH ) 40% 0% Nearly 2 - fold improvement in recanalization without additional safety risk tPA alone US+tPA 40.0% 2.7% 21.7% 2.3% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% tPA alone US+tPA

37

Over 70 Granted / Pending Patents ~ Additional patent applications in process Dominant IP Estate Providing Strong Barrier to Entry ~ Patent expirations extending beyond 2036 Intellectual Property Cardiovascular* 7 Patent Families 36 Issued / Pending patents Soft Tissue Replacement 2 Patent Families 10 Issued / Pending patents Ophthalmology* 16 Patent Families 31 Issued / Pending patents** 38 • * 3 patents in 2 patent families have coverage in both Cardiovascular and Ophthalmology • ** 11 issued/pending patents pending finalization of license agreement with Johns Hopkins University. Term sheet finalized an d d efinitive agreement in process

38

Near - Term Milestones 2023 2024 2025 Ischemic Stroke Phase 3 Retinal Vein Occlusion Phase 2 Soft Tissue – Facial Phase 2 Cornea Transplant Clinical Commercial Sales Approval Product R&D 39 Pre - Clinical Formulation/Pre - Clinical Phase 2b/3 Phase 1 Phase 3 2026 Approval

39

Future Growth Opportunities 40 • Acquire and/or partner with high - quality companies and technologies that support the company’s business model • Establish a Digital Health Management Services platform and offer value - added health management services to broad distribution of healthcare consumers • Optimize the service offerings and user experience to expand the scale of users and provide sustainable approach to continued growth

40

Longevity Biomedical Summary 41 • Advancing solutions across well - defined areas of chronic age - related conditions associated with degeneration of tissue form and function • Late - stage clinical pipeline of patented treatments • De - SPAC targeted to occur in Q2 2023 • Targeting a $30M PIPE in conjunction with de - SPAC transition • Future growth opportunity to acquire/partner with high quality companies that support the company’s business model and establish consumer - directed digital health management services platform Attainable business model to become the leading provider of products and services to help people live longer, healthier lives

41

References 42 1 Population ages 65 and above, total, The World Bank Databank https://data.worldbank.org/indicator/SP.POP.65UP.TO?view=chart 2 Allied Marker Research Report (2022) Longevity and Anti - senescence Therapy Market by Therapy ( Senolytic Drug Therapy, Gene Therapy, Immunotherapy), by Application (Cancer, Others), by End user (Hospital, Medical Service Institution): Global Opportunity Analysis and Industry Forecast, 2020 - 2030. 3 Ip, M., & Hendrick, A. (2019). Retinal Vein Occlusion Review. Asia - Pacific Journal of Ophthalmology , 7 (1), 40 – 45. https://doi.org/10.22608/APO.2017442 4 Ho, M., Liu, D. T. L., Lam, D. S. C., & Jonas, J. B. (2016). Retinal Vein Occlusions, from Basics to the Latest Treatment. Retina , 36 (3), 432 – 448. https://doi.org/10.1097/IAE.0000000000000843 . 5 : Jumper, J. M., Dugel , P. U., Chen, S., Blinder, K. J., & Walt, J. G. (2018). Anti - VEGF treatment of macular edema associated with retinal vein occlu sion: Patterns of use and effectiveness in clinical practice (ECHO study report 2). Clinical Ophthalmology , 12 , 621 – 629 6 Spooner, K., Fraser - Bell, S., Hong, T., & Chang, A. A. (2019). Five - year outcomes of retinal vein occlusion treated with vascula r endothelial growth factor inhibitors. BMJ Open Ophthalmology, 4(1), 1 – 10. 7 Gao, X., Obeid, A., Aderman , C. M., Talcott, K. E., Ali, F. S., Adam, M. K., Rovner , B. W., Hyman, L., Ho, A. C., & Hsu, J. (2019). Loss to Follow - up After Intravitreal Anti – Vascular Endothelial Growth Factor Injections in Patients with Diabetic Macular Edema. Ophthalmology Retina , 3 (3), 230 – 236 8 Lamm, V., Hara, H., Mammen , A., Dhaliwal, D., & Cooper, D. K. C. (2014). Corneal blindness and xenotransplantation. Xenotransplantation , 21 (2), 99 – 114 9 Armitage, W. J., Goodchild, C., Griffin, M. D., Gunn, D. J., Hjortdal , J., Lohan, P., Murphy, C. C., Pleyer , U., Ritter, T., Tole, D. M., & Vabres , B. (2019). High - risk Corneal Transplantation: Recent Developments and Future Possibilities. Transplantation , 103 (12) 10 Islam, M. M., Buznyk , O., Reddy, J. C., Pasyechnikova , N., Alarcon, E. I., Hayes, S., Lewis, P., Fagerholm, P., He, C., Iakymenko , S., Liu, W., Meek, K. M., Sangwan, V. S., & Griffith, M. (2018). Biomaterials - enabled cornea regeneration in patients at high risk for rejection of donor tissue transplantation 11 Fagerholm , P., Lagali , N. S., Ong, J. A., Merrett, K., Jackson, W. B., Polarek , J. W., Suuronen , E. J., Liu, Y., Brunette, I., & Griffith, M. (2014). Stable corneal regeneration four years after implantation of a cell - free recombinant human collagen scaffold. Biomaterials 12 https://ameriburn.org/who - we - are/media/burn - incidence - fact - sheet/ 13 Databank, N. (2022). Aesthetic Plastic Surgery National Databank Statistics 2020 - 2021. Aesthetic Surgery Journal , 42 (1), 1 – 18. https://doi.org/10.1093/asj/sjac116 14 Saver, J. L. (2006). Time is brain - Quantified. Stroke , 37 (1), 263 – 266 15 Johnson, C. O., Nguyen, M., Roth, G. A., et al.. (2019). Global, regional, and national burden of stroke, 1990 – 2016: a systemati c analysis for the Global Burden of Disease Study 2016. The Lancet Neurology , 18 (5), 439 – 458 16 Seners P, Turc G, Naggara O, Henon H, Piotin M, Arquizan C, Cho TH, Narata AP, Lapergue B, Richard S, et al. (2018). Post - Thrombolysis Recanalization in Stroke Referrals for Thrombectomy 17 Tsivgoulis G, Katsanos AH, Schellinger PD, Köhrmann M, Varelas P, Magoufis G, Paciaroni M, Caso V, Alexandrov AW, Gurol E, et al. (2018). Successful Reperfusion with Intravenous Thrombolysis Preceding Mechanical Thrombectomy in Large - Vessel Occlusions. American Heart Association, 49:232 – 235 18 Boggs, K. M., Vogel, B. T., Zachrison , K. S., Espinola , J. A., Faridi , M. K., Cash, R. E., Sullivan, A. F., & Camargo, C. A. (2022). An inventory of stroke centers in the United States. Journal of the American College of Emergency Physicians Open , 3 (2), 1 – 8. https://doi.org/10.1002/emp2.12673 19 Barlinn , K., Barreto, A. D., Sisson, A., Liebeskind , D. S., Schafer, M. E., Alleman, J., Zhao, L., Shen, L., Cava, L. F., Rahbar, M. H., Grotta , J. C., & Alexandrov, A. V. (2013). CLOTBUST - Hands Free. Stroke , 44 (6), 1641 – 1646 20 Barreto, A. D., Alexandrov, A. V., Shen, L., Sisson, A., Bursaw , A. W., Sahota, P., Peng, H., Ardjomand - Hessabi , M., Pandurengan , R., Rahbar, M. H., Barlinn , K., Indupuru , H., Gonzales, N. R., Savitz , S. I., & Grotta , J. C. (2013). Clotbust - hands free: Pilot safety study of a novel operator - independent ultrasound device in patients with acute ischemic stroke. Stroke , 44 (12), 3376 – 3381 21 Alexandrov, A. V., Köhrmann , M., Soinne , L., Tsivgoulis, G., Barreto, A. D., Demchuk , A. M., Sharma, V. K., Mikulik , R., Muir, K. W., Brandt, G., Alleman, J., Grotta , J. C., Levi, C. R., Molina, C. A., Saqqur , M., Mavridis , D., Psaltopoulou , T., Vosko , M., Fiebach , J. B., … Schellinger , P. D. (2019). Safety and efficacy of sonothrombolysis for acute ischaemic stroke: a multicentre , double - blind, phase 3, randomised controlled trial. The Lancet Neurology , 18 (4), 338 – 347

42

Appendix

Summary of Risk Factors

All references to the "Company," "we," "us" or "our" refer to Longevity Biomedical, Inc., prior to the Business Combination and the Combined Company following the Business Combination. The risks presented below are certain of the general risks related to the business of the Company, the SPAC and the Business Combination between the Company and the SPAC, and such list is not exhaustive. The list below has been prepared solely for purposes of inclusion in this Presentation and not for any other purpose. Investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of the Company and our business, prospects, financial condition and operating results following the completion of the Business Combination.

The occurrence of one or more of the events or circumstances identified in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flow, financial condition and results of operations of the Company following the Business Combination. The Company may face additional risks and uncertainties that are not currently known, or that are currently deemed immaterial, which may also impair the Company's business, prospects, financial condition or operating results.

Risks relating to the business of the Company, the Business Combination and the business of the SPAC will be disclosed in future documents filed or furnished by the Company and/or the SPAC with the SEC, including the documents filed or furnished in connection with the Business Combination between the Company and SPAC. The risks presented in such filings will be consistent with those that would be required for a public company in its SEC filings, including with respect to the business and securities of the Company and the SPAC and the Business Combination between the Company and the SPAC, and may differ significantly from, and be more extensive than, those presented below.

Risks Related to Our Business and Industry

- We have a history of net losses, and we expect to continue to incur losses for the foreseeable future. If we ever achieve profitability, we may not be able to sustain it.
- We currently have no operating history and are acquiring certain technologies and businesses in connection with the Business Combination, and therefore we currently have no sources of revenue. We may never become profitable.
- If we do not achieve our projected development and commercialization goals for the technologies we intend to acquire, our business may be harmed.
- The clinical study process required to obtain regulatory approvals or certifications carries substantial risks and is lengthy and expensive with uncertain outcomes. If our clinical studies are unsuccessful or significantly delayed, or if we do not complete our clinical studies, our business may be harmed.
- Failures or perceived failures in our clinical studies will delay and may prevent our product candidate development and regulatory approval or certification process, damage our business prospects and negatively affect our reputation and competitive position.
- Even if we obtain all necessary FDA approvals, our product candidates may not achieve or maintain market acceptance.
- We may be unable to compete successfully with larger companies in our highly competitive industry.
- Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.
- The sizes of the markets for product candidates have not been established with precision, and may be smaller than we estimate.
- Interim, ''top-line'' and preliminary data from our clinical studies that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
- Our product candidates have in the past and may in the future be associated with serious adverse events, undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval or certification, limit their commercial potential or result in significant negative consequences.
- We will be dependent on attracting, retaining and developing key management, clinical, scientific, regulatory, quality, marketing and other expert personnel, and losing these personnel could impair the development and sales of our products or product candidates.
- If we make acquisitions, we could incur significant costs and encounter difficulties that harm our business.
- If we do not manage our growth or control costs related to growth, our results of operations will suffer.
- Litigation and other legal proceedings may adversely affect our business.
- Product liability and other claims against us may reduce demand for our products or result in substantial damages.
- The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

43

Appendix (contd.)

- Economic conditions may adversely affect our business, financial condition and share price.
- Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.
- We may in the future bring certain cGMP product release testing, stability testing and cGMP pharmaceutical manufacturing capabilities in-house, and we may not be able to do so successfully or in compliance with FDA regulations.
- We may expend our limited resources to pursue a particular product or indication and fail to capitalize on products or indications that may be more profitable or for which there is a greater likelihood of success.
- Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

Risks Related to Legal and Regulatory Matters

- Disruptions at the FDA, other government agencies and notified bodies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved, certified or commercialized in a timely manner or at all, or otherwise prevent those agencies and bodies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.
- Changes in tax laws could adversely affect the taxes we pay and, as a result, adversely affect our financial condition and results of operations.
- Healthcare reform initiatives and other administrative and legislative proposals may adversely affect our business.
- We may not comply with all of the material terms of the licenses under which our technology has been acquired, which may require us to expend resources to regain compliance and which may adversely impact our results of operations.
- Regulatory compliance is expensive, complex and uncertain, and approvals or certifications can often be denied or significantly delayed. We may not obtain the necessary approvals or certifications and failure to obtain timely regulatory approval or certification, if at all, would adversely affect our business.
- Healthcare cost-containment pressures and legislative or administrative reforms resulting in restrictive coverage and reimbursement practices of third-party payors could decrease the demand for our products, the prices that customers are willing to pay for those products and the number of procedures performed using our devices, which could have an adverse effect on our business.
- Even if we obtain regulatory approval or certification for a product candidate, our products will remain subject to regulatory scrutiny and post-marketing requirements. Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market.
- We are subject to anti-bribery, anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act, in which violations of these laws could result in substantial penalties and prosecution.

Risk Related to Intellectual Property

- We may not effectively be able to protect or enforce our intellectual property, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
- We may be unable to enforce our intellectual property rights throughout the world.
- If we cannot protect and control unpatented trade secrets, know-how and other proprietary technology, we may suffer competitive harm.
- Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.
- We may be involved in litigation or other proceedings relating to patent, trade secret and other intellectual property rights, which could cause substantial costs and liability.
- Patents covering our technology or products could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad.
- Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
- Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.
- We may be subject to claims challenging the ownership or inventorship of our patents and other intellectual property and, if unsuccessful in any of these proceedings, we may be required to obtain licenses from third parties, which may not be available on commercially reasonable terms, or at all, or to cease the development, manufacture and commercialization of one or more of our products.
- Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.
- We may be unable to acquire patent term extension in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation.

44

Appendix (contd.)

- We may need to obtain intellectual property rights from third parties and may not be successful in obtaining necessary rights to develop any future product through acquisitions and in-licenses.
- If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Risks Related to the SPAC and the Business Combination

- Denali Capital Global Investments LLC (the "Sponsor") and certain SPAC stockholders affiliated with the Sponsor have agreed to vote in favor of the Business Combination, regardless of how the SPAC's public stockholders vote.
- The Sponsor, certain members of the board of directors (the "Board") of the SPAC, and certain SPAC officers in the SPAC have interests in the Business Combination that are different from or are in addition to public stockholders, which may include direct or indirect ownership of the SPAC's founder shares and/or private placement warrants, each of which will lose their value if a business combination is not consummated.
- The SPAC's Board has potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination proposal and approval of the other proposals in connection therewith.
- The Company's and the SPAC's stockholders will experience dilution as a consequence of the Business Combination.
- Future resales of the SPAC's outstanding shares may cause the market price of its securities to drop significantly, even if the Company's business is doing well.
- We cannot assure your that our or the SPAC's stock price will not decline or not be subject to significant volatility.
- The Sponsor and the SPAC's officers, directors and others may purchase public shares from public stockholders for the purpose of reducing redemptions or voting in favor of the Business Combination, and such persons may be incentivized by the SPAC or its affiliates to do so.
- The ability of the SPAC's public stockholders to exercise redemption rights with respect to a large number of the SPAC's outstanding public shares could increase the possibility that the Business Combination would limit the Company's working capital, liquidity, and public float following the Business Combination.
- The SPAC and the Company will be subject to business uncertainties and contractual restrictions once documentation for the Business Combination is executed.
- The SPAC cannot assure you that its due diligence review of the Company has identified all material issues or risks associated with the Company, its business, or the industry in which it operates. Additional information may later arise in connection with the preparation of the registration statement and proxy materials or after completion of the Business Combination. If the SPAC's due diligence investigation of the Company's business was inadequate, then stockholders of the SPAC following the Business Combination could lose some or all of their investment.
- There can be no assurance that the SPAC or the Company following the closing of the Business Combination will be able to comply with the continued listing standards of Nasdaq. Further, there is no guarantee that an active and liquid public market for shares of the Company's stock will develop.
- If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding the Company's stock adversely, then the price and trading volume of the Company's stock could decline.
- The SPAC is an "emerging growth company" and a "smaller reporting company" within the meaning of the Securities Act, and we believe the Company will qualify as an emerging growth company and smaller reporting company following the Business Combination. The SPAC and the Company intend to take advantage of certain exemptions from disclosure requirements available to emerging growth companies and/or smaller reporting companies, which could make their securities less attractive to investors and may make it more difficult to compare performance with other public companies.
- Each of the SPAC and the Company will incur significant transaction costs in connection with the Business Combination.

In addition to this summary discussion, you should carefully consider the risks and uncertainties described in the SPAC's filings with the SEC, including in the "Risk Factors" section of the SPAC's final prospectus, dated April 25, 2022, included in the registration statement on Form S-1 (Registration No. 333-263123).

45